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                                                                    EXHIBIT 10.7


                            Asset Purchase Agreement

         This Asset Purchase Agreement (the "Agreement") is made to be effective as of June 7, 2000 (the "Effective Date"), by and among MacDermid Incorporated, a Connecticut corporation (the "Buyers' Parent"), and MacDermid Acumen, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer's Parent and MacDermid ColorSpan, Inc., a Delaware corporation and indirect subsidiary of Buyer's Parent (Buyer's Parent, MacDermid Acumen, Inc. and MacDermid ColorSpan, Inc. sometimes collectively referred to as the "Buyer" or "Buying Parties"), and VirtualFund.com, Inc., a Minnesota corporation (the "Sellers' Parent"), and the entities listed on the attached Exhibit A (without the Sellers' Parent, collectively the "Seller" or "Selling Parties").

         WHEREAS, the Buying Parties are each wholly owned subsidiaries of the Buyers' Parent, and the Selling Parties are each wholly owned subsidiaries of the Sellers' Parent; and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets, properties and business of the Seller's Digital Graphics Business (defined below), which is comprised of the business conducted by the Selling Parties of (i) designing, developing, manufacturing marketing and selling wide-format digital printers; (ii) developing, manufacturing, marketing and selling specialty coatings for use in printing and graphic arts; and (iii) marketing and selling wide format media produced by third parties (collectively, the "Business"); and

         WHEREAS, the Sellers' Parent and Buyer's Parent are each joining this Agreement to confirm their respective responsibility to the indemnity and other obligations of its subsidiaries under this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1.  TRANSFER OF ASSETS

         Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing, all the assets, properties and business of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets (as defined in Section 1.12), owned by the Seller or used by Seller in the Business, all of which are sometimes collectively referred to in this Agreement as the "Assets", including, but without limitation to the following:

         1.1 Owned Real Property. Those certain parcels of land more fully described on SCHEDULE 1.1, together with all privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, betterments, additions and other improvements situated thereon
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and together with all easements used or useful in connection therewith (such land, improvements and easements together hereinafter collectively referred to as the "Owned Real Property");

         1.2 Real Property Leases. All right, title and interest of Seller in the leases of the real property more fully described on SCHEDULE 1.2, together with all rights and privileges under such leases (hereinafter collectively referred to as the "Real Property Leases") to the real property subject to such leases (together with the subleases of real property referenced in SCHEDULE 1.2, hereinafter collectively referred to as the "Leased Real Property" and together with the Owned Real Property being hereinafter collectively referred to as the "Real Property").

         1.3 Equipment. All the machinery, tools, dies, appliances, vehicles, furniture, equipment (including without limitation essential spares and replacement parts) and other tangible personal property of every kind and description that are owned by the Selling Parties as of the Closing Date (as defined below) which is utilized in the Business and all right, title and interest of Seller in any leases of such equipment leased by the Selling Parties as of the Closing which is utilized in connection with the Business (whether or not upon or within the Real Property), as described on SCHEDULE 1.3 (hereinafter referred to collectively as the "Equipment");

         1.4 Inventories. All of Seller's finished goods and raw materials (whether expensed or not), including work in process, consumable manufacturing supplies, spare parts and repair materials that are actually on hand as of the Closing Date, whether on or within the Real Property or en route thereto or elsewhere, used in the operation of the Business, (hereinafter referred to collectively as the "Inventories");

         1.5 Accounts Receivable. All of Seller's accounts receivable at the Closing Date arising out of the operation of the Business in the ordinary course and unpaid as of the Closing Date (hereinafter referred to as "Accounts Receivable");

         1.6 Intellectual Property. All trade names, trademarks, trademark applications, service marks, copyrights, patents, patent rights, patent applications, licenses, brand names, trade secrets, trade dress, technical know-how and all other intellectual property owned by the Selling Parties and all right, title and interest of Seller in any licenses of such intellectual property licensed by the Selling Parties as of the Closing Date, in each case used by the Business, including without limitation, lab notebooks and other invention documentation related thereto (the "Intellectual Property");

         1.7 Intangibles. All goodwill and other intangibles associated primarily with the Business ("Intangibles")(including without limitation (i ) tort or insurance proceeds arising out of any damage or destruction of any of the Assets between the date of this Agreement and the Closing Date (as hereinafter defined) and (ii ) all right, title and interest of Seller in the other leases, contracts and agreements to be assumed by Buyer hereunder used by Seller solely in the operation of the Business;

         1.8 Certain Records. All blueprints and specifications, product designs,

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environmental control records, marketing materials, and maintenance and production records relating to the Assets, and all plats and surveys of the Real Property, and plans and designs of buildings, structures, fixtures and equipment included in the Assets;

         1.9 Prepaid Expenses. The prepaid expenses and other prepaid items relating to the Business;

         1.10 Permits, etc. All permits, licenses, franchises, consents or authorizations issued by, and all registrations and filings with, any governmental agency primarily in connection with the Business, whenever issued or filed, excepting all those which by law or by their terms are non-transferable or those which have expired; and

         1.11 All Property Not Elsewhere Described. Except as specifically addressed in this Agreement, all other personal properties (and all personal property leases or license interests) of Seller of every kind, character or description owned by the Selling Parties and used or held for use primarily in connection with the Business, wherever located and whether or not similar to the things set forth elsewhere in this Article 1.

         1.12 Excluded Assets. The Assets to be sold, conveyed, transferred, assigned and delivered by Seller to Buyer hereunder shall exclude the following (collectively, the "Excluded Assets"):

         a. all cash, bank accounts, investment accounts and cash equivalents, other than Accounts Receivable, of the Selling Parties as of the Closing Date, except that the Selling parties will transfer to Buyer its lockbox account for collection of Accounts Receivable (but not any cash balance or deposits therein), or otherwise cooperate with Buyer to allow sweeping of such lockbox account for collection of Accounts Receivable.

         b.       all Benefit Plans maintained by Seller or Sellers' Parent.

         c. the capital stock of all subsidiary corporations of Seller and Seller's Parent.

         d. business valuation fees, prepaid financing fees and other such capitalized expenses.

         e.       The assets described on Schedule 1.12.

         1.13 Access and License to Certain Assets. Effective as of the Closing, the Seller shall ensure that Buyer has a full and complete copy of both the VFND Font Library (which includes only fonts owned by Seller's Parent without obligation of royalty) and the VFND Prospect Database, which Buyer shall be free to use on an unrestricted basis for any purpose whatsoever. Any such use shall be "AS IS AND WITH ALL FAULTS".

         From and after the Closing, the Buyer shall be entitled to full and complete reasonable access at all reasonable times to the employee and personnel, sales, accounting and similar books and records of the Business relating to the period prior to the Closing Date, ownership of all of which shall be retained by the Selling Parties.

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         1.14 Assignment. In the event any contract or agreement included in the
Assets requires the consent of a third party and, as of or after the Closing such consent is not obtained, then the parties agree that until such consent is obtained, the applicable contract shall not be assigned to Buyer, but the Seller shall effectively subcontract to the Buyer the Seller's rights and obligations under such contract or agreement, and the Buyer shall be entitled to all financial benefit and be subject to all obligations thereunder, all so as to give effect to the transactions contemplated in this Agreement to the maximum extent possible. The parties shall further cooperate in their continuing efforts to obtain such consent, and at that time the applicable contract or agreement shall be assigned to the Buyer.

ARTICLE 2.  PURCHASE PRICE

         2.1 Payment of Purchase Price. In consideration for the transfer and assignment by Seller of the Assets and in consideration of the representations, warranties and covenants of the Selling Parties set forth herein, Buyer's Parent on the conditions set forth herein agrees to pay to the Selling Parties, payable to ColorSpan Corporation for distribution by ColorSpan Corporation consistent with the allocation described in Section 2.2 hereof, the purchase price of fifty million dollars ($50,000,000), subject to adjustment as described in this Agreement (the "Purchase Price") and payable as follows:

         a. Buyer`s Parent shall pay to Seller in cash at the Closing the amount of $47,000,000 minus any prorations pertaining to the Owned Real Property pursuant to Article 6 of this Agreement and minus outstanding principal and interest on a certain Promissory Note of ColorSpan Corporation dated April 8, 2000 in the original principal amount of $100,000 and a certain Promissory Note of ColorSpan Corporation dated May 30, 2000 in the original principal amount of $87,000, each in favor of MacDermid Graphic Arts, Inc., an affiliate of the Buyer; (such net amount referred to herein as the "Closing Purchase Price")

         b. Buyer's Parent shall pay to Seller in cash an amount up to three million dollars ($3,000,000) pursuant to the terms and conditions of Article 15.5 ("Additional Purchase Price").

         2.2 Allocation of Purchase Price. On the Closing Date, or within a reasonable period thereafter, Buyer and Seller shall agree on an allocation of the Purchase Price among the Assets, and that such allocation shall be used by the parties in reporting the transaction contemplated by this Agreement for Federal and state tax purposes.

         2.3 Officer Non-Competes. On the Closing Date, the Executive Officers shall execute and deliver Noncompete Agreements in the form attached hereto as Exhibit B.

         2.4 Method of Payment. All cash payments required under this Agreement shall unless otherwise agreed be made by wire transfer of immediately available funds to the wire transfer addresses specified by the Seller.

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ARTICLE 3.  ASSUMPTION OF LIABILITIES

         The parties acknowledge that Buyer is not assuming any debt, liability or obligation of any of the Selling Parties, whether known or unknown, fixed or contingent, of any kind or nature whatsoever, except as herein specifically otherwise provided in this Agreement. Subject to the terms and conditions set forth in this Agreement, Buyer agrees to assume, pay and perform only the following liabilities of the Selling Parties or the Business (collectively, the "Assumed Liabilities"):

                  a. all trade payables and other accounts payable of the Selling Parties through the Closing Date and reflected, but only to the extent reflected, on the Final Closing Balance Sheet and considered in the calculation of the Closing Date Working Capital under Article 5;

                  b. all accrued expenses of the Selling Parties through the Closing Date and reflected, but only to the extent reflected, on the Final Closing Balance Sheet and considered in the calculation of the Closing Date Working Capital under Article 5;

                  c. all obligations of the Selling Parties under the leases, contracts and agreements set forth on SCHEDULE 3(c) to the extent, but only to the extent, that those obligations relate to periods after the Closing Date.

Notwithstanding the foregoing, the Buyer shall not assume any liability relating specifically to the closure of the Seller's Florida facility which will occur prior to the Closing Date.

ARTICLE 4.  THE CLOSING

         4.1 Time and Place of Closing. The closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of MacDermid Incorporated at 245 Freight Street, Waterbury, Connecticut at 10:00 a.m. local time, as soon as practicable, but in no event later than the fifth day immediately following the satisfaction or waiver of all of the conditions to Closing set forth in Articles 12 and 13 hereof, or at such other place and/or time as the parties may agree in writing (the "Closing Date").


         4.2 Selling Parties' Obligations at the Closing.

                  a. At the Closing, the Selling Parties (as applicable) shall deliver or cause to be delivered to Buyer:

                           (i ) For the Owned Real Property, a special warranty
                  deed in recordable form, properly executed and acknowledged, in sufficient form to transfer to Buyer good and marketable fee simple title in and to the Owned Real Property subject only to the title matters referenced in SCHEDULE 4.2(a)(I)

                           (ii) Assignments in recordable form reasonably
                  acceptable to the

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                  Buyer of all the Real Property Leases, properly executed and acknowledged by Seller, and accompanied by all required consents of lessors to such assignment;

                           (iii) An assignment and assumption agreement in a
                  form reasonably acceptable to the Buyer and assigning all personal property leases, licenses, contracts and agreements included in the Assets and accompanied by all consents required by this Agreement;

                           (iv) Instruments of assignment and transfer in
                  recordable form reasonably acceptable to the Buyer and pertaining to the Intellectual Property;

                           (v) Non-compete agreements in the form attached
                  hereto as Exhibit B, executed by Seller's Executive Officers. For purposes of this Agreement, "Executive Officer" shall mean only Melvin Masters, Robert Wenzel and Daniel Vatland.

                           (vi) Instruments of assignment and transfer
                  (including a bill of sale) in a form reasonably acceptable to the Buyer and assigning title to all of the other Assets to Buyer.

                           (vii) Payoff letters for all outstanding debt secured
                  by liens encumbering the Assets and releases of all liens encumbering any of the Assets, other than as provided herein, and confirmation of payment in full at Closing of such debts.

                           (viii) A certificate of Seller, as described in
                  Section 12.4 of this Agreement.

                           (ix) Sublease from Seller for the parcel of Leased
                  Real Property known as the "R&D Building" in the form attached to Schedule 1.2 hereto.

                           (x) Sublease from Seller for a portion of the parcel
                  of Leased Real Property known as the "Horseshoe Building" in the form attached to Schedule 1.2 hereto.

                           (xi) Sublease from Seller for the parcel of Leased
                  Real Property known as the "JPM Warehouse" in the form attached to Schedule 1.2 hereto.

                           (xii) Sublease from Buyer for a portion of the Leased
                  Real Property known as the "Heitman Building" in the form attached to Schedule 1.2 hereto.

                  b. At the Closing, Seller shall transfer to Buyer sole rights of possession and enjoyment of all the Assets, subject to any transition provisions of this Agreement.

                  c. From and after the Closing Date and at the Buyer's sole cost and expense, the Selling Parties agree to execute, acknowledge, and deliver any further deeds,

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         assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other reasonable action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, the Selling Parties further agree to assist the Buyer by prosecuting or otherwise enforcing in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in any of the Selling Parties' name. Any such prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense (and the Selling Parties may require a reasonable indemnity from the Buyer or the Buyers' Parent prior to proceeding therewith), unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Selling Parties.

         4.3 Buyer's Obligations at the Closing. At the Closing, Buyer shall deliver to Seller the following:

         (i)      The Closing Purchase Price as provided in Article 2.

         (ii) An Assumption Agreement in a form reasonably acceptable to the Selling Parties, properly executed and acknowledged by the Buyer and the Buyers' Parent providing for the assumption of the Assumed Liabilities.

         (iii)    The Subleases referenced in Section 4.2(a)(ix)-(xii) above.

         4.4 Inventories. Prior to the Closing, the Seller will provide to Buyer Seller's perpetual inventory records relating to the Inventories. Buyer shall be permitted to reasonably test the accuracy of such perpetual inventory records and to determine whether a physical count of the Inventories will be required. In the event the Buyer reasonably determines that such perpetual inventories are not substantially accurate or complete, or they do not present the Inventories in accordance with GAAP (subject to reserves to be included on the Closing Balance Sheet), then the Buyer shall be entitled to require a physical count of the Inventories. Such physical counts shall be conducted by the Sellers (but utilizing the Subject Employees without cost to Sellers) as soon as practicable after the Closing and upon the request of the Buyer (but with at least 24 hours advance notice to Seller) and the Buyer shall cooperate to the extent practicable with such count.


ARTICLE 5. WORKING CAPITAL CLOSING ADJUSTMENT

         5.1 Closing Statement. From and after the Closing, the Buyer shall permit the Seller full reasonable access to the books and records of the Business in order to permit the Seller to determine the amount of the Working Capital (as defined below) of the Business as of the Closing Date. Within 45 calendar days after the Closing, Seller shall deliver to Buyer a statement (the "Closing Balance Sheet") certified by Seller's Chief Financial Officer that the Closing Balance Sheet has been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") and consistent with Seller's Stub Period Balance Sheet. Upon and after delivery to Buyer of the Closing Balance Sheet, Buyer's independent

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accountants shall, upon request, be given access to the Seller's working papers to facilitate Buyer's review of the Closing Balance Sheet.

         For purposes of this Agreement, "Working Capital" shall mean the amount of the Accounts Receivable and Inventory included in the Assets, net of all accounts payable and accrued expenses included in the Assumed Liabilities, in each case as of the Closing Date, all calculated in accordance with GAAP, consistently applied, plus $3 million and the "Closing Date Working Capital" shall mean Working Capital determined as of the Closing Date.

         5.2 Acceptance. If Buyer does not object to the Closing Date Working Capital shown on the Closing Balance Sheet delivered by Seller by written notice of objection delivered to Seller within 30 calendar days after Buyer's receipt of such statement, describing in reasonable detail each of its proposed adjustments to Seller's determination thereof (and providing all supporting detail), then the Closing Date Working Capital shown on the Closing Balance Sheet shall be final and binding on all parties to this Agreement (and the Closing Balance Sheet shall become the Final Closing Balance Sheet).

         5.3 Non-Acceptance; Resolution of Disputes.

                  a. If Buyer objects to the Closing Date Working Capital shown on the Closing Balance Sheet, then Buyer and Seller shall promptly endeavor to agree upon the proper amount of the items in dispute. If a written agreement determining all disputed items has not been reached within 30 calendar days after the date of receipt by Seller from Buyer of Buyer's notice of objection thereto, then either Seller or Buyer may, by notice to the other, submit for determination by a Neutral Accountant in accordance with this Section the question of what adjustments, if any, must be made to each unresolved disputed item in order for the Closing Date Working Capital to be determined in accordance with the provisions of this Agreement.

                  b. Any such determination shall be made by a mutually acceptable national independent certified public accounting firm (the "Neutral Accountant") by a written report detailing its conclusions, which shall be final and binding on Buyer and Seller absent manifest error, and which shall be incorporated into a Final Closing Balance Sheet.

                  c. The fees and expenses of the Neutral Accountant for any determination under this Section shall be shared equally by Seller and Buyer.

                  d. Nothing herein shall be construed to authorize or permit the Neutral Accountant to (i) determine any question or matter whatever under or in connection with this Agreement or any other document or agreement contemplated hereby, except the determination of what adjustments, if any, must be made to one or more of the items reflected in the Closing Balance Sheet in order for the Closing Date Working Capital to be determined in accordance with the provisions of this Agreement.

         5.4 Working Capital Adjustment. In the event the Closing Date Working Capital

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shown on the Final Closing Balance Sheet equals or exceeds $6.5 million, no adjustment to the Purchase Price shall be made. In the event the Closing Date Working Capital shown on the Final Closing Balance Sheet is less than $6.5 million, Seller shall pay to Buyer, in immediately available Funds, a sum equal to the amount by which the Closing Date Working Capital is less than $6.5 million (such amount being sometimes referred to as the "Post-Closing Adjustment").

         5.5 Warranty Obligations. The Selling Parties represent and warrant that reserves for warranty claims presented on the Closing Date Balance Sheet will be presented in accordance with GAAP. Buyer will service warranty claims at its cost after the Closing Date, however, in the event the actual cost of such claims incurred by Buyer after the Closing Date relating to products sold by Seller prior to the Closing Date exceeds the amount of such reserves, Seller shall reimburse the Buyer for the amount of such excess and such amount shall not be subject to the Deductible, as defined herein. For purposes of this Section, the term "actual cost" shall mean the direct material cost incurred by Buyer for such warranty service, plus salary and benefits costs and fringe benefits, including travel and incidentals, of employees or representatives providing such service.

ARTICLE 6.  EXCISE AND PROPERTY TAXES

         Seller shall pay all sales, use, exise and transfer taxes arising out of the transfer of the Assets and each of Seller and Buyer shall pay their respective portion, prorated as of the Closing Date, of state and local real and personal property taxes of the Assets. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any income, sales, use, value-added or similar taxes related to any period, or transaction occurring during any period, before the Closing Date.


ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES.

         The Selling Parties, jointly and severally, hereby represent and warrant to Buyer that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement.

         7.1 Organization, Good Standing and Qualification. Each Selling Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its respective incorporation, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact intrastate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

         7.2 Financial Statements. SCHEDULE 7.2(a) to this Agreement sets forth the consolidated balance sheets of the Seller's Parent as of June 30, 1999 (the "Balance Sheet Date"), and the related statement of income and retained earnings for the year then ending, certified by Seller's independent certified public accountants, whose opinions with respect to such financial statements are included in such Schedule. SCHEDULE 7.2(b) to this Agreement

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sets forth unaudited consolidated balance sheets of the Business as of April 2,
2000 (the "Stub Period Date"), together with related unaudited statement of income for the nine (9) month period then ending, certified by the Chief Financial Officer of Seller. The financial statements in SCHEDULES 7.2(a) and 7.2(b) are referred to as the "Financial Statements". The Financial Statements have been prepared in accordance with GAAP (except that the Stub Period Date statements do not contain footnotes or year end adjustments required by GAAP), are complete and correct in all material respects and accurately and fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the results of their operations for the respective periods indicated. Seller has no liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP that were not fully reflected or reserved against in the Financial Statements.

         7.3 Absence of Specified Changes. Except as set forth on Schedule 7.3, with respect to the Business, since the Stub Period Date there has not been any:

                  a. Transaction by Seller not in the ordinary course of business, including any payment of any obligation in excess of $50,000;

                  b. any satisfaction or discharge of any claim in excess of $50,000 by Seller, except in the ordinary course of business;

                  c. Capital expenditure in the Business exceeding $100,000;

                  d. Adverse change in the financial condition, liabilities, assets, business, or operating results of the Business;

                  e. Destruction, damage to, or loss of any assets of the Business (whether or not covered by insurance) that adversely affects the assets, financial condition, business or operating results of the Business;

                  f. Labor trouble or other event or condition of any character adversely affecting the financial condition, business, or assets of the Business;

                  g. Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates and changes in accrual policies) by Seller;

                  h. Revaluation by Seller of any of the Assets;

                  i. Increase in the salary or other compensation or benefits payable or to become payable by Seller to any of the Subject Employees other than regularly scheduled increases in the ordinary course of business, or an increase in any benefits applicable to such individual;

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

                  j. Sale or transfer of any asset of Seller in the nature of the Assets, except in the ordinary course of business and except for the Equipment transfers between the Seller and Seller's Parent described in Schedule 1.3 to this Agreement;

                  k. Execution, creation, amendment, nonrenewal or termination of any contract, agreement or license to which Seller is a party, except in the ordinary course of business;

                  l. Loan or advance by Seller to any person or entity, or guaranty by Seller of any loan or advance;

                  m. Waiver or release of any right or claim of Seller of debt owed to Seller in the Business, except in the ordinary course of business;

                  n. Creation or assumption by Seller of any mortgage, pledge, security interest or lien or other encumbrance on any asset of Seller;

                  o. Any receipt by Seller of notice of any loss of, or material order cancellation by, any major customers of Seller in the Business;

                  p. Other event or condition of any character that has or might reasonably have an adverse effect on the financial condition, business, assets, or operating results of the Business (other than events or economic conditions affecting the industry in general or all similar businesses); or

                  q. Agreement by Seller to do any of the things described in the preceding clauses (a) through (p).


         7.4 Tax Matters.

                  a. Except as set forth on SCHEDULE 7.4(a), all Tax Returns (as defined below) for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to Seller, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis, and in accordance with the laws, regulations and administrative requirements of any applicable Taxing Authority (as defined below). All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

                  b. Seller has made available to Buyer all reports of and communications for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign governmental agencies who have examined the respective books and records applicable to the Business (including Seller or any affiliated group of which Seller is a member). SCHEDULE 7.4(b) describes all adjustments in respect of the Business to Income Tax Returns (as defined below) filed by, or on behalf of, Seller or any affiliated group of corporations of which Seller is or was a member, for all open

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         taxable years, that have been proposed by any representative of any
         Taxing Authority, and SCHEDULE 7.4(b) describes the resulting Taxes (as defined below), if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against, settled, or, as described in SCHEDULE 7.4(b), are being contested in good faith by appropriate proceedings. Except as set forth in SCHEDULE 7.4(b), neither Seller, nor any affiliated party to Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which Seller may be liable.

                  c. Seller has paid all Taxes that have become due for all periods ending on or before the Closing Date, including, without limitation, all Taxes reflected on the Tax Returns referred to in this
         Section 7.4, or, in any assessment proposed assessment or notice, received by Seller or any affiliated party with Seller, except such Taxes, if any, as are set forth in SCHEDULE 7.4(c) that are being contested in good faith. In all material respects, all Taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Seller (except for Taxes not yet due).

                  d. There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between Seller and any Taxing Authority.

                  e. There is no existing tax sharing agreement that may or will require that any payment be made by or to Seller on or after the Closing Date except as disclosed on SCHEDULE 7.4(e).

                  f. No property owned by Seller is property that Buyer is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(l) of the Code.

                  g. Seller is not a foreign person within the meaning of
         Section 1445 of the Code.

                  h. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount in the Assumed Liabilities that would not be deductible by Buyer by reason of Section 280G of the Code.

                  i. Except as disclosed on Schedule 7.4(i), Seller does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  j. For purposes of this Agreement:

                           (i) the following terms shall have the meanings
                  ascribed to them below:

                                    (A) "Income Taxes" mean (x) any federal,
                           state, local or foreign income or franchise taxes or other taxes imposed on or with respect to net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto, and
                           (y) any obligations under any arrangements with respect to any Income Taxes described in clause (x) above.

                                    (B) "Income Tax Returns" mean any federal,
                           state, local or foreign Tax Returns required to be filed with any Taxing Authority that include any of Seller that pertain to Income Taxes.

                                    (C) "Tax Returns" means any returns,
                           declarations, reports, information returns, claims for refund, forms, statements or other documents (including any related or supporting information or schedules and any amendment thereof) required to be filed with any Taxing Authority in respect of any Taxes.

                                    (D) "Taxes" mean (x) without limitation, any
                           and all federal, state, local, foreign or other net income, gross income, gross receipts, alternative or add-on minimum, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto; and (y) any obligations under any agreements or arrangements with respect to any Taxes described in clause (x) above.

                                    (E) "Taxing Authority" means any
                           governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.

                                    (F) "Code" means the Internal Revenue Code
                           of 1986, as amended.

         7.5 Real Property. SCHEDULES 1.1 and 1.2 to this Agreement contain complete and accurate descriptions of each parcel of Real Property. True, correct and complete copies of the Real Property Leases have been delivered to Buyer. All the Real Property Leases are valid and in full force, and there does not exist any default by Seller or, to the best of Seller's knowledge, any other party to the Real Property Leases or event that with notice or lapse of time, or both, would constitute a default by Seller or, to the best of Seller's knowledge, any other party to the Real Property Leases under any of the Real Property Leases. Seller has good and marketable title to the Owned Real Property, free and clear of any mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for the Permitted Encumbrances set forth on SCHEDULE 4.2(a)(1).

         7.6 Zoning. The zoning of each parcel of Real Property permits the presently existing improvements and the continuation of the Business as presently being conducted on such parcel.

         7.7 Inventories. The Inventories consist of items of a quantity usable, saleable or rentable in the ordinary course of business of the Business by Seller as historically conducted by Seller, subject to adequate reserves in accordance with GAAP. Except as disclosed on SCHEDULE 7.7, no items included in the Inventories have been pledged as collateral or are held by Seller on consignment from others.

         7.8 Other Tangible Personal Property. The Equipment constitutes all the items of tangible personal property necessary for the Buyer to conduct the Business after the Closing (but in the manner conducted by Seller) owned by, in the possession of, or used by Seller in connection with the Business, except the Inventories. The Equipment listed in SCHEDULE 1.3 plus the Inventories constitute all tangible personal property necessary for the conduct by Seller of the Business as now conducted. Except as stated in SCHEDULE 1.3, no Equipment used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession of anyone other than an employee of Seller.

         7.9 Accounts Receivable. The Accounts Receivable reflected on the Financial Statements, and the Accounts Receivable created after the date thereof, are valid and genuine and arose from bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of the Business. The Accounts Receivable have been collected in full since that date, or are collectible at their full amounts, subject to reserves in accordance with GAAP on the Closing Balance Sheet.

         7.10 Trade Names, Trademarks and Copyrights. Except as set forth in
SCHEDULE 7.10, Seller does not use any trademark, service mark, trade name, copyright or brand name in the Business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications or brand names for the Business. SCHEDULE 7.10 sets forth all such trademarks, trademark registrations or applications, service marks, trade names, copyrights, copyright registrations or applications, or brand names, not owned by Seller and the use of which is necessary or contemplated in connection with the operation of the Business or the performance of any contract to which Seller is a party, except manufacturer's trademarks and trade names on goods sold in the Business.

         7.11 Patents and Patent Rights. SCHEDULE 7.11 to this Agreement is a complete schedule of all patents and applications for patents owned by Seller or in which Seller has any rights, licenses or immunities included in the Intellectual Property. The patents and applications for patents listed in SCHEDULE 7.11 owned by Seller are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within 90 days after the Closing Date. Except as set forth in SCHEDULES 7.11 or 7.18, there is no administrative, judicial, arbitration, or other adversary proceedings concerning such Intellectual Property currently pending, or to the best of Seller's knowledge, threatened. Each patent application is awaiting action by its respective patent office except as otherwise indicated in SCHEDULE 7.11. The current manufacture, use or sale of the inventions, models, designs and systems covered by such Intellectual Property do not violate or infringe on any patent or any proprietary or personal right of any person, firm or corporation, and Seller has not infringed and is not now infringing on any patent or other right belonging to any person, firm or corporation. Except as set forth in SCHEDULE 7.11, Seller is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula used in the Business. Seller has the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable it to conduct and to continue to conduct all phases of the Business in the manner presently conducted, and such use does not and will not conflict with, infringe or violate any patent or other rights of others.

         7.12 Trade Secrets. Seller has valid and enforceable rights to use all trade secrets used by Seller in the operation of the Business. To the extent written, each trade secret used in the operation of the Business is current, accurate and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into appropriate agreements that these secrets are proprietary to Seller and not to be divulged or misused, which agreements will be assigned to and assumed by Buyer at the Closing.

         7.13 Title to Assets. Seller has title to all the Assets, whether real, personal, mixed, tangible, or intangible, free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) those liens and encumbrances disclosed on SCHEDULE 7.13, which shall be fully discharged and released as of the Close of Date and; (ii ) the lien of current taxes not yet due and payable. All the Assets necessary to conduct the Business as conducted by the Seller are in good operating condition and repair, ordinary wear and tear excepted. The Real Property as currently occupied is not in violation of any law, regulation or decree.

         7.14 Employment Contracts. SCHEDULE 7.14 to this Agreement is a list of all employment contracts, consulting agreements, collective bargaining agreements, and all agreements or arrangements (other than option arrangements with Seller's Parent) providing for employee remuneration for Subject Employees and to which Seller is a party or by which Seller is bound. All these contracts and arrangements are in full force and effect, and neither Seller nor to Seller's best knowledge any other party is in default under them. There have been no claims of defaults by Seller and, to the best knowledge of the Selling Parties, there are no facts or conditions which if continued, or on notice, will result in a default by Seller under these contracts or arrangements. There is no pending or, to the best knowledge of the Selling Parties, threatened labor dispute, strike or work stoppage affecting the Business.

         7.15 Insurance Policies. SCHEDULE 7.15 to this Agreement is a description of all insurance policies held by Seller concerning the Assets and the Business. Seller has maintained and now maintains (i ) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Seller has provided true and correct copies of all such insurance policies to Buyer.

         7.16 Other Contracts. Copies of all contracts which will be assigned to or assumed by Buyer under this Agreement have been provided or made available to Buyer, and such contracts are valid and binding upon the Seller and to the best knowledge of the Seller the other parties thereto. There is no default or event that with notice or lapse of time, or both, would constitute a default by the Seller or to the best knowledge of the Seller any other party to any of the agreements listed in SCHEDULE 3(c). Seller has not received notice that any party to any of the agreements listed in SCHEDULE 3(c) intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

         7.17 Compliance with Laws. Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting the Real Property or the operation of the Business. Seller is not in violation of or default under any provisions of its Articles of Incorporation or Bylaws, both as amended. Seller has received no notice of any violation of any statutes, laws or regulations. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under Seller's Articles of Incorporation or Bylaws, both as amended. All licenses, permits, approvals, registrations, qualifications, certificates and other authorizations necessary for the conduct of the Business as presently conducted (the "Licenses") have been duly obtained, are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or modification of any of such Licenses.

         7.18 Litigation. Except as set forth in SCHEDULE 7.18, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation ("Actions") pending or, to the best knowledge of the Selling Parties, threatened, against or affecting Seller, the Assets or the Business, or against any officer, director or employee of Seller in connection with such officer's, director's or employee's relationship with or actions taken on behalf of Seller. Seller is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, and there are no Actions or claims by Seller currently pending or to which Seller currently intends to initiate with respect to the Business or the Assets. To the best knowledge of the Selling Parties, there has not occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation is likely to be instituted by or against Seller relating to the Assets or the Business. The Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 7.18. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in SCHEDULE 7.18, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it in the Business.

         7.19 Assets Sufficient for Conduct of Business. The Assets constitute all of the assets required to conduct the Business as it is presently conducted and constitute all of the assets utilized by Seller to conduct the Business as conducted as of the effective date of this Agreement.

         7.20 Agreement Will Not Cause Breach or Violation. Except as disclosed on SCHEDULE 7.20, neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (ii) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller, the Business or the Assets.

         7.21 Authority and Consents. Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement. Except as set forth on SCHEDULE 8.3, no approvals or consents of any party, and no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. federal, state or local governmental authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of this transaction by Seller have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's security holders). This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         7.22 Intentionally Left Blank.

         7.23 Environmental Matters.

                  a. Except as set forth in SCHEDULE 7.23, Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or hazardous substances or wastes.

                  b. Except as set forth in SCHEDULE 7.23, Seller is in full compliance in the conduct of the Business with all terms and conditions of the required environmental permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  c. Except as set forth in SCHEDULE 7.23, Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or hazardous substance or waste.

                  d. Except as set forth in SCHEDULE 7.23, there is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or to the best knowledge of Seller threatened against Seller in connection with the conduct of the business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  e. Seller agrees to cooperate with Buyer in connection with Buyer's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Business.

         7.24 Labor Matters. Seller is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages and hours, occupational safety and health and employment practices except for such failures to comply as would not reasonably be expected to have a material adverse effect, either individually or in the aggregate, on Seller. As of the date hereof, Seller has received no notice from any governmental entity and, as of the date hereof, there has not been asserted before any governmental entity any claim, action or proceeding to which Seller is a party, and there is not any investigation or hearing pending or to the best knowledge of the Seller threatened concerning Seller, arising out of or based upon any such laws, regulations or practices.

         7.25 Documents Delivered. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit or schedule delivered by or on behalf of the Selling

Parties to Buyer, whether before or after the execution hereof, is in fact what it is purported to be by the Selling Parties and has not been amended, canceled or otherwise modified.

          7.26 Year 2000. All hardware and software, whether embedded or otherwise, used or licensed for use in the Business, is Year 2000 Compliant. As used in this Agreement, "Year 2000 Compliant" shall mean such hardware or software provides the following functions: (I) consistently and accurately handle data information before, during and after January 1, 2000, including without limitation accepting date input, providing date output, and performing calculations relating to dates or portions of dates; (ii) function accurately in accordance with its specifications and without interruption before, during or after January 1, 2000, without any change of operations associated with the advent of the new century; (iii) respond to any two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

         7.27 Full Disclosure. None of the representations and warranties made by the Selling Parties herein contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading in light of the circumstances under which they were made.

ARTICLE 8.  BUYER'S REPRESENTATIONS AND WARRANTIES

The Buying Parties, jointly and severally, hereby represent and warrant to Seller that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Seller is induced to enter into and perform this Agreement.

         8.1 Organization, Good Standing and Qualification. Each Buying Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its respective incorporation, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact intrastate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

         8.2 Agreement Will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer.


         8.3 Authority and Consents. Buyer has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement. Except as set forth on SCHEDULE 8.3, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. federal, state or local governmental authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The execution and delivery of this

Agreement and the consummation of this transaction by Buyer have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of each Buyer and Buyers' Parent enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

ARTICLE 9.  SELLER'S COVENANT NOT TO COMPETE/ NONSOLICITATION

         9.1 Covenant Not to Compete. For a period of five (5) years after the Closing Date, no Selling Party, the Sellers' Parent, or any of their respective subsidiaries of any tier shall own or conduct, directly or indirectly, any business activity which is substantially the same as the Business, including, without limitation, (i) designing, developing, manufacturing marketing and selling wide-format digital printers; (ii) developing, manufacturing, marketing and selling specialty coatings for use in printing and graphic arts; and (iii) marketing and selling wide format media produced by third parties (except that nothing herein shall prohibit any Selling Party or the Sellers' Parent from owning up to 5% of the outstanding voting securities of any publicly traded entity.) If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this Section, then this unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         9.2 Non-Disclosure. The Selling Parties will not disclose to any person or use for their own benefit any price lists, pricing data, customer lists or similar matters possessed by them relating to the Assets or the Business unless they first clearly demonstrate to Buyer that such matters are at the time of the proposed disclosure or use of common knowledge within the trade or otherwise not protected as confidential information.

ARTICLE 10.  SELLING PARTIES' OBLIGATIONS BEFORE CLOSING

         The Selling Parties covenant that, except as otherwise agreed in writing by Buyer from the date of this Agreement until the Closing:

         10.1 Buyer's Access to Premises and Information. Buyer and its counsel, accountants and other representatives shall be entitled to have full reasonable access during normal business hours to all Seller's properties, books, accounts, records, contracts and documents of or relating to the Assets. The Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Assets and the Business that may reasonably be requested by Buyer.

         10.2 Conduct of Business in Normal Course. Seller shall carry on the Business diligently and in substantially the same manner as it previously has been carried on, and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation of the Business that will vary materially from the methods used by Seller as of the date of this Agreement. Without limiting the foregoing, Seller shall not enter into any agreements for the purchase of supplies, raw materials, equipment, spare parts, repair materials or the like at prices higher than generally prevailing in the industry or in excessively large or small quantities, or enter into any agreements for the sale of goods at prices lower than generally prevailing in the industry.

         10.3 Preservation of Business and Relationships. Seller shall use its commercially reasonable efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Seller the Subject Employees and to preserve its present relationships with suppliers, customers and others having business relationships with it relating to the Business, all in the ordinary course of business.

         10.4 Maintenance of Insurance. Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of the Business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on any of the Assets or in respect of the Business shall be increased by such amount or amounts as Buyer shall specify.

         10.5 Employees and Compensation. Seller shall not do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any Subject Employee , other than in the ordinary course of business, (ii) increase benefits payable to any Subject Employee under any bonus or pension plan or other contract or commitment (except in connection with modification of option arrangements with Seller's Parent in connection with termination of employment contracts, which will be at Seller's risk and expense) or (iii) modify any collective bargaining agreement to which it is a party or by which it may be bound. Seller shall permit Buyer to contact the Subject Employees at all reasonable times, but without material disruption to the Business, for the purpose of discussing with such employees prospective employment by Buyer on or after the Closing Date, and the Selling Parties shall cooperate with the Buyer to encourage the Subject Employees to accept the employment offered by Buyer.

         10.6 New Transactions. Seller shall not do or agree to do any of the following acts to the extent involved or related to the Business:

                  a. Enter into any contract, commitment or transaction not in the usual and ordinary course of its business (except in connection with modification of option arrangements with Seller's Parent in connection with termination of employment contracts, which will be at Seller's risk and expense); or

                  b. Enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding $100,000 individually, or $250,000 in the aggregate (or with respect to Hewlett Packard in amounts consistent with historical order amounts); or

                  c. Make any capital expenditures in excess of $30,000 for any single item or $100,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $50,000; or

                  d. Sell, pledge or dispose of any capital assets with a net book value in excess of $30,000 individually, or in the aggregate, except for the Equipment transfers between Seller and Seller's Parent described on Schedule 1.3 to this Agreement.

         10.7 Payment of Liabilities and Waiver of Claims. Seller shall not do, or agree to do, any of the following acts: (i) waive or compromise any right or claim; or (ii) cancel, without full payment, any note, loan or other obligation owing to Seller. However, Seller shall not be restricted under this Agreement from paying any obligation or liability, fixed or contingent, of the Seller or the Business.

         10.8 Existing Agreements. Seller shall not modify, amend, cancel or terminate any of its existing contracts or agreements included in the Assets, or agree to do any of those acts.

         10.9 Consent of Others. As soon as reasonably practicable after the execution and delivery of this Agreement, and in any event on or before the Closing Date with respect to required consents described in Schedule 8.3, Seller shall obtain the written consent of the persons or entities to contracts being assumed by Buyer under this Agreement, all in form and substance reasonably satisfactory to Buyer, and will furnish to Buyer executed copies of those consents. Buyer and Buyer's Parent will cooperate with Seller to assist Seller in obtaining such consents, including, if reasonably required by the other parties to any such contracts, providing appropriate financial assurances to such other parties.

         10.10 Representations and Warranties True at Closing. The Selling Parties shall use their commercially reasonable efforts to cause the representations and warranties of the Selling Parties set forth in this Agreement to be true or correct as of the Closing Date as if made on that date. Seller shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto, unless Buyer shall have consented thereto in writing.

         10.11 Intentionally Omitted.

         10.12 Statutory Filings. Seller and Buyer shall each cooperate fully with the other in preparing and filing all information and documents deemed necessary or desirable by such party under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

         10.13 Intentionally Omitted.

ARTICLE 11.  BUYER'S OBLIGATIONS BEFORE CLOSING

         Prior to the Closing Date (or, in the event the Closing does not occur, for a period of two years following the date of this Agreement) Buyer shall use its reasonable commercial efforts to preserve the confidentiality of any information received from Seller or any of its agents or representative concerning the Business or the Assets in a manner consistent with Buyer's efforts to protect the confidentiality of its own confidential information; provided that Buyer at all times shall not be materially restricted in its investigation of the Assets or matters relating thereto. The above provisions of this Section shall be in addition to and not in lieu of any confidentiality or nondisclosure agreement between the parties, and shall not apply to any information which (a) prior to the time of disclosure is proven to have been independently known to the Buyer; (b) subsequent to the time of disclosure, has been proven to have legitimately entered the public domain through a source other than the Buyer, its employees, representatives or advisors or any other party informed of such confidential information by the Buyer; (c) subsequent to the time of disclosure, becomes or is made available to the Buyer by a third party having a lawful right to disclose such information to the Buyer who is not known by Buyer to be bound by any covenant of confidentiality or disclosure; or (d) must be disclosed by the Buyer pursuant to any law, regulation or judicial or administrative proceeding.

ARTICLE 12.  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article. Buyer may waive any or all of these conditions in writing, provided, however, that no such waiver shall constitute a waiver by Buyer of any of its other rights or remedies, in law or in equity.

         12.1 Premerger Notification Compliance. All requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including without limitation, all necessary filing and waiting requirements, and neither the United States Department of Justice, nor the Federal Trade Commission shall have raised objection to the transactions contemplated hereby, which condition has been satisfied.

         12.2 Accuracy's of the Selling Parties' Representations and Warranties. All representations and warranties by the Selling Parties in this Agreement shall be materially true on and as of the Closing Date as though made at that time.

         12.3 Selling Parties' Performance. The Selling Parties shall have materially performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Selling Parties on or before the Closing Date.

         12.4 Certification by Seller. Buyer shall have received a certificate, dated the Closing Date, signed by appropriate executive officers of the Seller, certifying that the conditions specified in Sections 12.2 and 12.3 have been fulfilled.

         12.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority which would materially and adversely affect the transaction contemplated by this Agreement or its consummation shall have been instituted or threatened on or before the Closing Date.

         12.6 Corporate Approval. The execution and delivery of this Agreement by each

Selling Party, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action of the Sellers, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

         12.7 Consents. The consents described on SCHEDULE 8.3 as required consents prior to Closing shall have been obtained.

         12.8 Hewlett Packard. Buyer shall have received assurances from Hewlett-Packard Company ("HP") that its relationship with HP after the Closing Date relating to the Business shall be satisfactory to Buyer. Buyer shall determine, on or before June 7, 2000, whether or not this condition has been satisfied.

         12.9 Condition of Assets/Liens. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or public enemy. Buyer shall have received true and correct copies of fully executed releases of any and all liens on any of the Assets in form and substance satisfactory to Buyer, but specifically excluding any capital leases or purchase money security interests on equipment included in the Assets and the liens described in Section 15.1 (d).

ARTICLE 13.  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Buyer may waive any or all of these conditions in writing.

         13.1 Accuracy of Buyer's Representations and Warranties. All representations and warranties by Buyer contained in this Agreement shall be materially true on and as of the Closing Date as though made at that time except to the extent such representation or warranty relates to a specific date, in which event the representation and warranty shall be materially true as of such date.

         13.2 Buying Parties' Performance. Buyer shall have materially performed and complied with all covenants and agreements, and all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         13.3 Certification by Buyer. Seller shall have received a certificate, dated the Closing Date, signed by appropriate executive officers of the Buyer, certifying that the conditions specified in Sections 13.1 and 13.2 have been fulfilled.

         13.4 Premerger Notification Compliance. All requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including without limitation, all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised objection to the transactions contemplated hereby.

         13.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority which would materially and adversely affect the transaction contemplated by this Agreement or its consummation shall have been instituted or threatened on or before the Closing Date.

ARTICLE 14.  EMPLOYEE PLANS

         14.1 Employee Plans.

                  a. Buyer is not assuming any obligations of Seller or Sellers' Parent relating to any pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements (each, an "Employee Plan") including without limitation, any pension plan as defined in Section 3(2) of the employee Retirement Income Security Act of 1974 ("ERISA") or any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee (as hereinafter defined) or to which Seller or Sellers' Parent is a party or bound or makes or has made any contribution or by which Seller may have any liability to any Employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in
         Section 3(37)(A) of ERISA).

                  b. For purposes of this Agreement the term "Excluded Employee" includes only those employees of the Business listed on SCHEDULE 14.1. For purposes of this Agreement, "Subject Employees" shall mean all employees of the Business, excluding the Excluded Employees.

         14.2 Other Liabilities. Seller hereby represents that no liability to any employee, beneficiary or other person or entity has been incurred prior to and including the Closing Date in connection with any Employee Plan, under ERISA or otherwise, by reason of any action or inaction by Seller or any person affiliated with Seller, or any plan administrator or fiduciary, or any other person other than liabilities undertaken by them under the terms of the Employee Plan. Seller hereby agrees that no liability to any employee, beneficiary or other person or entity shall be incurred following the Closing Date in connection with any Employee Plan, by reason of any action or inaction by Seller or any person affiliated with Seller, or any plan administrator or fiduciary, or any other person other than liabilities undertaken by them under the terms of the Employee Plan.


ARTICLE 15.  SELLING PARTIES' OBLIGATIONS AFTER THE CLOSING.

         15.1 Selling Parties' Indemnities. The Selling Parties and the Sellers' Parent, jointly and severally, shall indemnify, defend and hold harmless Buyer and the Buyers' Parent against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that Buyer or Buyer's Parent shall incur or suffer, which arise, result from or relate to any of the following:

                  a. any breach of, or failure by the Selling Parties or any of them to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other document or instrument furnished or to be furnished by the Selling Parties under this Agreement; and

                  b. any and all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer as Assumed Liabilities hereunder; and

                  c. any and all liabilities or obligations of the Seller or the Business under any Benefit Plans; and

                  d. any liability to Buyer associated with the purported security interests of any of Nichiman America, Inc., Iowa Venture Capital Fund, L.P., or Government Leasing Company, all of which Seller has represented are paid in full.; provided, however, that the Deductible shall not apply to any claims under this Section 15.1(d).

                  Neither the Selling Parties nor the Sellers' Parent shall have any liability to Buyer under this Agreement unless and until all such liabilities exceed, in the aggregate, the amount of $500,000 (the "Threshold") and thereafter the Selling Parties and the Sellers' Parent each shall be liable jointly and severally to the Buyer for the entire amount of such liabilities from and after an aggregate amount of $250,000 (the "Deductible") . In addition, under no circumstances shall the Selling Parties or the Sellers' Parent have any liability to the Buyer under this Agreement exceeding an amount equal to the total of the Purchase Price. All calculations of indemnifiable liabilities hereunder shall be reduced by any insurance proceeds and/or tax savings actually received or realized by the indemnified party with respect to the subject of such indemnity claim.

                  Notwithstanding the foregoing, any breach of the representations contained in Section 7.7 and Section 7.9 hereof shall not be subject to the Deductible.

                  In addition, any claim by Buyer for indemnification relating to costs or losses incurred by Buyer with regard to any claim by any governmental authority in Iowa that the Owned Real Property does not conform with zoning regulations shall not be subject to the Deductible, however, in no event shall Seller's liability to Buyer in regard thereto exceed $500,000. Buyer shall endeavor in good faith to mitigate any such costs.

         15.2 Buying Parties' Indemnities. The Buying Parties and the Buyers' Parent, jointly and severally, shall indemnify, defend and hold harmless Seller and the Sellers' Parent against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that Seller or Sellers' Parent shall incur or suffer, which arise, result from or relate to any of the following:

                  a. any breach of, or failure by the Buying Parties or any of them to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other document or instrument furnished or to be furnished by the Buying Parties under this Agreement; and

                  b. any and all debts, claims, liabilities and obligations of Seller expressly assumed by Buyer as Assumed Liabilities hereunder; but only to the extent such debts, claims, liabilities and obligations relate to the period after the Closing Date or are reflected on the Closing Balance Sheet; and

                  c. all debts, claims, liabilities and obligations of the Buyer and/or the Business occurring or incurred on and after the Closing Date.

         15.3 Survival Period. The representations and warranties of Seller contained in Section 7 of this Agreement shall survive the Closing and shall continue in full force and effect until January 31, 2002 and shall thereupon terminate and be of no further force or effect, except for the representations and warranties contained in Sections 7.13 and 7.23 , which shall continue in full force and effect for a period of five (5) years after the Closing Date, and except for the representations and warranties contained in Section 7.10 and 7.11, which shall continue in full force and effect for a period of three (3) years after the Closing Date. All other representations and warranties, and all covenants, agreements and indemnities contained in this Agreement shall survive until the expiration of the applicable statute of limitation and shall thereupon terminate and be of no further force or effect.

         15.4 Notice and Defense of Third Party Claims.

                  a. If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article 15, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such delay.

                  b. An Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party with respect to the Third-Party Claim; and (ii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. Unless and until the Indemnifying Party makes an election in accordance with this Section 15.4(b), all of the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be subject to indemnification hereunder to the extent provided herein.

                  c. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 15.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (except that the costs and expense of such co-counsel shall be borne by the Indemnifying Party if the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party has been advised in writing by a lawyer retained by the Indemnifying Party that there may be one or more legal defenses available to the Indemnified Party that would be adverse to the interests of the Indemnifying Party); (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         15.5 Additional Purchase Price. In addition to the Closing Purchase Price set forth in Section 2.1 of this Agreement, Buyer shall pay the Additional Purchase Price, if at all, subject to the following terms and conditions:

         a. The Additional Purchase Price will be equal to lesser of (i) the Cost Savings Amount (as defined below); or (ii) $3,000,000.

         b. As soon as practicable after the Closing, Buyer and Seller shall determine the Seller's lowest applicable standard cost for the preceding 12 months on the raw materials listed on
                  Schedule 15.5.

         c. For each of the nine (9) months after the Closing Date, Buyer shall provide to Seller on a monthly basis, within 30 days after the end of each month, the Buyer's then-current standard cost for such raw materials (with immediate adjustments for known and/ or published price changes).

         d. During such 9 months, Seller shall have the opportunity to suggest cost saving measures to Buyer with respect to such raw materials. Buyer shall consider such suggestions, but shall not be obligated to implement any such suggestions.

         e. Within 45 days after the end of the 9th month after the Closing Date, Buyer shall provide to Seller a statement (the "Cost Summary") describing in detail the Buyer's ending standard cost, as set forth in [c] above, for such raw materials which shall be subtracted (item by item) from Seller's standard cost as determined in paragraph b. above (the "Unit Savings"). If the calculation results in a negative Unit Savings amount, the Unit Savings amount for such item shall be zero.

         f. The Unit Savings amount shall then be multiplied by the annualized volume for each item of raw material based on actual volume of purchases for such item during the 9 month period, and the aggregate of all such amounts shall be the "Cost Savings Amount".

         g. Any disputes with respect to the Cost Savings Amount will be determined by the Neutral Accountant in accordance with this Section.

         i. Any such determination shall be made by the Neutral Accountant by a written report detailing its conclusions, which shall be final and binding on Buyer and Seller absent manifest error.

         j. The fees and expenses of the Neutral Accountant for any determination under this Section shall be shared equally by Seller and Buyer.

         k. Buyer shall pay the Additional Purchase Price, if any, in cash in immediately available funds within five (5) business days after final determination of the amount thereof in accordance with this Section.

         l. The Additional Purchase Price, if any, shall be allocated among the Assets in the same proportion as the allocation of the Purchase Price described in Section 2.2 of this Agreement.

         m. Except as set forth in this Section, Buyer shall have no obligation to pay any Additional Purchase Price.

         15.6 Access to Records. From and after the Closing, each of the parties shall allow the other, and its counsel, accountants and other representatives, such access to books and records which after the Closing are in the custody or control of such party as reasonably required in order to comply with a party's obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         15.7 Nonsolicitation of Employees. None of the parties shall, without the express prior written consent of other, prior to the second (2nd) anniversary of the Closing, solicit for employment, or otherwise hire or employ, either as an employee, consultant, independent contractor or otherwise, any employee of other party or of any direct or indirect subsidiary of the other party without the prior consent of the applicable party.

         15.8 Deposit of Checks. The Selling Parties shall cooperate with Buyer in making all necessary or desirable arrangements so that checks and other payments on Accounts Receivable may be deposited into Buyer's bank accounts without endorsement by Seller after the Closing.

         15.9 Provision of Product for Settlement. In the event reasonably requested by Seller in connection with the settlement by Seller of suits or claims relating to the Business, Buyer agrees to sell to Seller products manufactured or sold by Buyer in the Business at Buyer's actual cost; provided however, in no event shall Buyer be required to sell more than $20,000 of such products to Seller in connection with any individual claim.

ARTICLE 16.  EMPLOYEE AND TRANSITION MATTERS

         16.1 Employment. As of the Closing Date, Buyer shall make bona fide offers of employment to all Subject Employees employed by Seller as of the Closing. All such offers shall be for substantially similar positions with substantially similar compensation.

         16.2 Buyers' Employee Benefits. Buyer shall offer to all Subject Employees accepting employment with Buyer participation in all of Buyer's applicable employee welfare and benefit plans and policies in effect on the Closing Date in accordance with the then-current terms and conditions of each such plan or policy. Subject Employees shall be given credit for past years of service with Seller solely for vacation accrual purposes, and for no other purpose whatsoever, subject to all other terms and conditions of Buyer' then-current vacation policy. Buyer shall waive any applicable waiting periods for participation by the Subject Employees in Buyer's medical and dental plans.

         16.3 Transition Matters. The parties acknowledge that, as of the date of this Agreement, the Business is not conducted solely on the Real Estate, and the Business and the Seller's Parent shall continue to share certain facilities, personnel and common access to security systems, management information systems and telecommunications connections. Between the date of this Agreement and the Closing, and thereafter for so long as necessary, the parties agree to work diligently and cooperatively to separate the Business and the business of the Seller's Parent, and to transition and consolidate the Subject Employees and the Assets into the Real Estate and otherwise to implement the transaction contemplated in this Agreement with the least disruption to any party's business as practicable. In connection with such matters, the parties agree to implement the specific matters set forth in the Transition Plan attached as SCHEDULE 16.3 and to periodically and cooperatively update and amend the Transition Plan to facilitate and advance this objective. To the extent the Transition Plan does not specify the allocation of any out-of-pocket costs associated with such transition matters, the costs shall be reasonably allocated between the parties as appropriate under the circumstances.

ARTICLE 17.  COSTS

         17.1 Finder's or Broker's Fees. Buyer represents and warrants that it has dealt with Value Finder Group, Inc. and Seller represents and warrants that it has not dealt with any broker or other party in connection with the transactions contemplated by this Agreement, and, insofar as each party knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Each party shall pay and be solely responsible for the costs and expenses associated with their respective broker, if any.

         17.2 Expenses. Each of the parties shall pay all costs and expenses, including, but not limited to attorneys' fees incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.


ARTICLE 18.  FORM OF AGREEMENT

         18.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         18.2 Entire Agreement; Modification; Waiver. This Agreement and any confidentiality or nondisclosure agreement given in anticipation hereof collectively constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party or any related person which is not set forth in this Agreement.

         18.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective upon execution by all parties of one or more counterpart hereof, whether or not all such parties execute the same counterpart. Any party may execute and deliver this Agreement by facsimilie transmission, provided such party shall promptly thereafter deliver an original executed counterpart to the other party.

ARTICLE 19.  PARTIES

         19.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

ARTICLE 20.  REMEDIES

         20.1 Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         20.2 Termination Rights. This Agreement may be terminated at any time prior to the

Closing:

         a.       By the mutual consent of the Seller and the Buyer; or

         b. Buyer either Seller or Buyer upon written notice to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgement, decree or order that would prevent or make unlawful the performance of this Agreement; or

         c. By either the Seller or the Buyer by a written notice to the other if the Closing Date has not occurred on or prior to June 29, 2000 and the failure to complete the purchase and sale of the Assets herein provided for on or before such date did not result from any breach of this Agreement by the party seeking to terminate this Agreement.

         20.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 20.2, this Agreement shall terminate, and have no further force or effect (except for this Section 20.3) and the transactions contemplated hereby shall be abandoned without further action by the parties. Except as otherwise provided herein, any such termination shall not, however, relieve any party of any liability for breach of any covenant or obligation under this Agreement.

ARTICLE 21.  INTENTIONALLY OMITTED


ARTICLE 22.  NOTICES

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by confirmed facsimilie transmission on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

**           Seller:          ColorSpan Corporation
                              7090 Shady Oak Road
                              Eden Prairie, MN 55344
                              Attn:  Chief Executive Officer and General Counsel
**           with copy to:    Fredrickson & Byron, P.A.
                              1100 International Centre
                              Minneapolis, MN 55402-3397
                              Attn: Shane Kelley, Esq.

             Buyer:           MacDermid Incorporated
                              245 Freight Street

                              Waterbury, Connecticut 06702
                              Attn: General Counsel

         Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 23.  GOVERNING LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Connecticut, without giving effect to any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.

ARTICLE 24.  MISCELLANEOUS

         24.1 Assignment. This Agreement shall be assignable by Buyer only with the prior consent of Seller, and by Seller only with the prior consent of Buyer, provided however, Buyer's Parent may assign its purchase rights hereunder to any affiliate of Buyer's Parent without the consent of Seller, provided such assignment shall not release Buyer's Parent from any obligation hereunder.

         24.2 Knowledge. Whenever this Agreement refers to knowledge, or the best knowledge, of the Seller, such phrase shall mean the actual knowledge, after due inquiry, only of the Executive Officers.


         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

BUYER:                               MACDERMID INCORPORATED


                                     By____________________
                                     Its____________________



                                     MACDERMID ACUMEN, INC.


                                     By____________________
                                     Its____________________



                                     MACDERMID COLORSPAN, INC.

                                     By____________________
                                     Its____________________


SELLERS:                             COLORSPAN CORPORATION


                                     By____________________
                                     Its____________________


                                     KILBORN PHOTO PRODUCTS, INC.


                                     By____________________
                                     Its____________________

                                     VIRTUALFUND ACQUISITION CORP. IIB


                                     By____________________
                                     Its____________________


                                     COLORSPAN EUROPE, LTD.


                                     By____________________
                                     Its____________________



SELLERS PARENT                       VIRTALFUND.COM, INC.


                                     By____________________
                                     Its____________________

                                    Exhibit A

                     Selling Parties/ State of Incorporation


ColorSpan Corporation - Minnesota

Kilborn Photo Products, Inc. - Minnesota

Virtualfund Acquisition Corp. IIB - Minnesota

ColorSpan Europe Ltd. - Delaware